Exhibit 8.1

List of Subsidiaries

Subsidiaries:	Jurisdiction of Incorporation

Beijing Decision Education & Consulting Company Limited	PRC
Beijing Judgment Education & Consulting Company Limited	PRC
Beijing Hewstone Technology Company	PRC
Beijing Speed Technology Company Limited	PRC
New Oriental Education & Technology Group North America Branch	Canada
Elite Concept Holdings Limited	Hong Kong
Winner Park Limited	Hong Kong
Smart Shine International Limited	Hong Kong

Variable Interest Entities:

Beijing New Oriental Education & Technology (Group) Co., Ltd. (“New Oriental China”)*	PRC

*	New Oriental China is the immediate parent company of the following subsidiaries, all of which are incorporated in the PRC:

•	47 wholly-owned subsidiaries and one 60%-owned subsidiary that operate schools in China; and

•

30 wholly-owned subsidiaries that operate New Oriental’s educational content, software and other technology development and distributions business, online education business and overseas studies consulting business in China.